Investors Bancorp, Inc. Announces Third Quarter Financial Results

SHORT HILLS, N.J., Oct. 25, 2012 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), reported net income of $24.5 million for the three months ended September 30, 2012 compared to net income of $20.0 million for the three months ended September 30, 2011. Net income for the nine months ended September 30, 2012 was $67.4 million compared to net income of $57.8 million for the nine months ended September 30, 2011. Basic and diluted earnings per share were $0.23 for the three months ended September 30, 2012 compared to $0.19 for the three months ended September 30, 2011. Basic and diluted earnings per share were $0.63 and $0.62, respectively, for the nine months ended September 30, 2012 compared to $0.53 and $0.53, respectively, for the nine months ended September 30, 2011. The results for the nine months ended September 30, 2012 include approximately $6 million in one-time pre-tax restructure expenses related to the acquisition of Brooklyn Federal Savings Bank.

"This quarter represents a milestone for our Company as we declared our first quarterly cash dividend," said Kevin Cummings, President and CEO. "In addition to the dividend we posted strong earnings, good loan growth and reduced our nonperforming loans. Our staff has worked hard to produce these results and I am very proud of their efforts."

The Company also announced the completion of Marathon Bank acquisition in October. Mr. Cummings added, "We are excited about the Marathon Bank franchise and welcome their customers and staff to the Investors family."

The following represents performance highlights and significant events that occurred during the period:

  Net income for the three months ended September 30, 2012 was $24.5 million, an increase of 23% compared to $19.9 million for three months ended September 30, 2011.
  Net loans increased $509.7 million, or 5.8%, to $9.30 billion at September 30, 2012 from $8.79 billion at December 31, 2011.
  Deposits increased by $530.3 million, or 7.2% to $7.89 billion at September 30, 2012 from $7.36 billion at December 31, 2011. Core deposits increased $975.1 million or 24.3% since year end.
  Efficiency ratio was 46.1% for the three months ended September 30, 2012.
  Non-accrual loans decreased $27.7 million or 18.7% compared to prior quarter.
  Net interest margin for the three months ended September 30, 2012 was 3.35%.
  The Company maintains a strong tangible capital ratio of 8.68% and is considered well capitalized under regulatory guidelines.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $1.3 million, or 1.1%, to $121.9 million for the three months ended September 30, 2012 from $120.5 million for the three months ended September 30, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.04 billion, or 10.5%, to $10.97 billion for the three months ended September 30, 2012 from $9.93 billion for the three months ended September 30, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 42 basis points to 4.44% for the three months ended September 30, 2012 compared to 4.86% for the three months ended September 30, 2011.

Interest income on loans increased by $976,000, or 0.9%, to $111.9 million for the three months ended September 30, 2012 from $110.9 million for the three months ended September 30, 2011, reflecting a $595.7 million, or 6.9%, increase in the average balance of net loans to $9.27 billion for the three months ended September 30, 2012 from $8.67 billion for the three months ended September 30, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $657.2 million and $173.9 million respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. This was partially offset by the decrease in the average balance of residential loans and construction loans of $148.4 million and $80.9 million respectively for the three months ended September 30, 2012. In addition, we recorded $2.1 million in loan prepayment fees in interest income for the three months ended September 30, 2012 compared to $323,000 for the three months ended September 30, 2011. This was partially offset by a 29 basis point decrease in the average yield on net loans to 4.83% for the three months ended September 30, 2012 from 5.12% for the three months ended September 30, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $351,000, or 3.7%, to $10.0 million for the three months ended September 30, 2012 from $9.6 million for the three months ended September 30, 2011. This increase reflected a $445.7 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.70 billion for the three months ended September 30, 2012 from $1.26 billion for the three months ended September 30, 2011. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 72 basis points to 2.34% for the three months ended September 30, 2012 compared to 3.06% for the three months ended September 30, 2011 reflecting the lower interest rate environment.

Total interest and dividend income increased by $13.1 million, or 3.7%, to $366.0 million for the nine months ended September 30, 2012 from $352.9 million for the nine months ended September 30, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.20 billion, or 12.5%, to $10.76 billion for the nine months ended September 30, 2012 from $9.56 billion for the nine months ended September 30, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 38 basis points to 4.54% for the nine months ended September 30, 2012 compared to 4.92% for the nine months ended September 30, 2011.

Interest income on loans increased by $11.2 million, or 3.5%, to $334.4 million for the nine months ended September 30, 2012 from $323.3 million for the nine months ended September 30, 2011, reflecting a $727.1 million, or 8.7%, increase in the average balance of net loans to $9.08 billion for the nine months ended September 30, 2012 from $8.35 billion for the nine months ended September 30, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $643.5 million and $165.9 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $5.4 million in loan prepayment fees in interest income for the nine months ended September 30, 2012 compared to $1.7 million for the nine months ended September 30, 2011. This was partially offset by the decrease in the average balance of construction loans of $75.6 million for the nine months ended September 30, 2012 and a 25 basis point decrease in the average yield on net loans to 4.91% for the nine months ended September 30, 2012 from 5.16% for the nine months ended September 30, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $1.9 million, or 6.5%, to $31.6 million for the nine months ended September 30, 2012 from $29.7 million for the nine months ended September 30, 2011. This increase reflected a $470.2 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.68 billion for the nine months ended September 30, 2012 from $1.21 billion for the nine months ended September 30, 2011. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 76 basis points to 2.50% for the nine months ended September 30, 2012 compared to 3.26% for the nine months ended September 30, 2011 reflecting the current interest rate environment.

Interest Expense

Total interest expense decreased by $6.4 million, or 17.7%, to $29.9 million for the three months ended September 30, 2012 from $36.4 million for the three months ended September 30, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 40 basis points to 1.23% for the three months ended September 30, 2012 compared to 1.63% for the three months ended September 30, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $827.3 million, or 9.3%, to $9.75 billion for the three months ended September 30, 2012 from $8.93 billion for the three months ended September 30, 2011.

Interest expense on interest-bearing deposits decreased $5.2 million, or 25.9% to $14.9 million for the three months ended September 30, 2012 from $20.1 million for the three months ended September 30, 2011. This decrease is attributed to a 41 basis point decrease in the average cost of interest-bearing deposits to 0.80% for the three months ended September 30, 2012 from 1.21% for the three months ended September 30, 2011 as deposit rates reflect this lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $787.3 million, or 11.9% to $7.42 billion for the three months ended September 30, 2012 from $6.63 billion for the three months ended September 30, 2011. Core deposit accounts- savings, checking and money market, outpaced average total interest-bearing deposit growth as average core deposits increased $1.20 billion over the past year.

Interest expense on borrowed funds decreased by $1.2 million or 7.6%, to $15.1 million for the three months ended September 30, 2012 from $16.3 million for the three months ended September 30, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 26 basis points to 2.58% for the three months ended September 30, 2012 from 2.84% for the three months ended September 30, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $40.1 million or 1.7%, to $2.33 billion for the three months ended September 30, 2012 from $2.29 billion for the three months ended September 30, 2011.

Total interest expense decreased by $13.8 million or 12.7%, to $94.8 million for the nine months ended September 30, 2012 from $108.6 million for the nine months ended September 30, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 37 basis points to 1.32% for the nine months ended September 30, 2012 compared to 1.69% for the nine months ended September 30, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.01 billion, or 11.7%, to $9.60 billion for the nine months ended September 30, 2012 from $8.59 billion for the nine months ended September 30, 2011.

Interest expense on interest-bearing deposits decreased $10.3 million or 17.2% to $49.6 million for the nine months ended September 30, 2012 from $59.9 million for the nine months ended September 30, 2011. This decrease is attributed to a 33 basis point decrease in the average cost of interest-bearing deposits to 0.90% for the nine months ended September 30, 2012 from 1.23% for the nine months ended September 30, 2011 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $861.6 million, or 13.2% to $7.38 billion for the nine months ended September 30, 2012 from $6.52 billion for the nine months ended September 30, 2011. Core deposit accounts- savings, checking and money market, outpaced average total interest-bearing deposit growth as average core deposits increased $1.05 billion.

Interest expense on borrowed funds decreased by $3.5 million, or 7.2% to $45.2 million for the nine months ended September 30, 2012 from $48.7 million for the nine months ended September 30, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 42 basis points to 2.71% for the nine months ended September 30, 2012 from 3.13% for the nine months ended September 30, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $146.8 million or 7.1%, to $2.22 billion for the nine months ended September 30, 2012 from $2.07 billion for the nine months ended September 30, 2011.

Net Interest Income

Net interest income increased by $7.8 million, or 9.2%, to $91.9 million for the three months ended September 30, 2012 from $84.2 million for the three months ended September 30, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.04 billion to $10.97 billion at September 30, 2012 compared to $9.93 billion at September 30, 2011, as well as a 40 basis point decrease in our cost of interest-bearing liabilities to 1.23% for the three months ended September 30, 2012 from 1.63% for the three months ended September 30, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $827.3 million to $9.75 billion at September 30, 2012 compared to $8.93 billion at September 30, 2011, as well as the yield on our interest-earning assets decreasing 42 basis points to 4.44% for the three months ended September 30, 2012 from 4.86% for the three months ended September 30, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin decreasing by 4 basis points from 3.39% for the three months ended September 30, 2011 to 3.35% for the three months ended September 30, 2012.

Net interest income increased by $26.9 million, or 11.0%, to $271.2 million for the nine months ended September 30, 2012 from $244.3 million for the nine months ended September 30, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.20 billion to $10.76 billion at September 30, 2012 compared to $9.56 billion at September 30, 2011, as well as a 37 basis point decrease in our cost of interest-bearing liabilities to 1.32% for the nine months ended September 30, 2012 from 1.69% for the nine months ended September 30, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $1.01 billion to $9.60 billion at September 30, 2012 compared to $8.59 billion at September 30, 2011, as well as the yield on our interest-earning assets decreasing 38 basis points to 4.54% for the nine months ended September 30, 2012 from 4.92% for the nine months ended September 30, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin decreasing by 5 basis points from 3.41% for the nine months ended September 30, 2011 to 3.36% for the nine months ended September 30, 2012.

Provision for Loan Losses

Our provision for loan losses was $16.0 million for the three months ended September 30, 2012 compared to $20.0 million for the three months ended September 30, 2011. For the three months ended September 30, 2012, net charge-offs were $13.2 million compared to $10.5 million for the three months ended September 30, 2011. The charge-offs for the three months ended September 30, 2012 included approximately $9.0 million of residential charge-offs, of which approximately $6.2 million pertained to the additional write down of residential loans in the process of foreclosure as a result of the further deterioration in real estate values due to the extended period of time it is taking to obtain possession of the properties collateralizing these loans in our primary lending areas in New Jersey and New York. For the nine months ended September 30, 2012, our provision for loan losses was $48.0 million compared to $55.5 million for the nine months ended September 30, 2011. For the nine months ended September 30, 2012, net charge-offs were $34.0 million compared to $29.9 million for the nine months ended September 30, 2011.

The following table sets forth non-accrual loans and accruing past due loans on the dates indicated as well as certain asset quality ratios:

	September 30, 2012		June 30, 2012		March 31, 2012		December 30, 2011		September 30, 2011
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
					(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	71	$23.6	65	$16.3	65	$14.9	80	$19.1	75	$18.8
Construction	1	0.4	—	—	—	—	1	0.7	1	1.5
Multi-family	2	3.1	4	4.6	2	16.0	2	0.8	1	0.7
Commercial real estate	1	0.3	1	0.2	2	1.8	2	1.5	1	0.1
Commercial and industrial	—	—	—	—	—	—	—	—	1	0.1
Total 30 to 59 days past due	75	27.4	70	21.1	69	32.7	85	22.1	79	21.2
60 to 89 days past due:
Residential and consumer	43	11.9	40	8.4	25	4.4	33	10.0	36	9.8
Construction	—	—	1	0.2	—	—	—	—	—	—
Multi-family	1	1.2	—	—	—	—	4	6.2	—	—
Commercial real estate	—	—	—	—	—	—	—	—	1	0.3
Commercial and industrial	1	0.10	3	3.3	1	0.7	—	—	1	0.4
Total 60 to 89 days past due	45	13.2	44	11.9	26	5.1	37	16.2	38	10.5
Total accruing past due loans	120	$40.6	114	$33.0	95	$37.8	122	$38.3	117	$31.7
Non-accrual:
Residential and consumer	335	$81.2	328	$81.7	328	$86.1	321	$85.0	300	$79.5
Construction	9	26.6	15	51.4	16	57.2	15	57.1	25	75.4
Multi-family	6	12.0	6	13.3	4	6.2	—	—	2	0.7
Commercial real estate	1	0.8	1	1.2	2	0.4	1	0.1	11	5.7
Commercial and industrial	1	0.1	2	0.8	—	—	—	—	4	0.7
Total Non-accrual Loans	352	$120.7	352	$148.4	350	$149.9	337	$142.2	342	$162.0
Accruing troubled debt restructured loans	18	$14.8	17	$8.9	15	$8.4	15	$10.5	15	$10.5
Non-accrual loans to total loans		1.28%		1.60%		1.64%		1.60%		1.82%
Allowance for loan loss as a percent of non-accrual loans		108.79%		86.58%		82.53%		82.44%		71.89%
Allowance for loan losses as a percent of total loans		1.39%		1.38%		1.35%		1.32%		1.31%

Total non-accrual loans decreased $21.5 million to $120.7 million at September 30, 2012 compared to $142.2 million at December 31, 2011 as we continue to diligently resolve our troubled loans. At September 30, 2012, there were $27.3 million of loans deemed trouble debt restructurings, of which $14.8 million were accruing and $12.5 million were on non-accrual.

The allowance for loan losses increased by $14.0 million to $131.3 million at September 30, 2012 from $117.2 million at December 31, 2011. The increase in our allowance for loan losses is due to the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and delinquent loans caused by the adverse economic conditions in our lending area and the continued growth in the multi-family and commercial real estate loan portfolios. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income increased by $5.4 million, or 74.4% to $12.7 million for the three months ended September 30, 2012 from $7.3 million for the three months ended September 30, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $4.7 million to $7.2 million for the three months ended September 30, 2012. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $624,000 to $3.6 million for the three months ended September 30, 2012.

Total non-interest income increased by $13.4 million, or 65.9% to $33.6 million for the nine months ended September 30, 2012 from $20.3 million for the nine months ended September 30, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $9.5 million to $15.9 million, and a $1.6 million increase in other non-interest income primarily from the fees associated with the sale of non-deposit investment products. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $2.2 million to $12.8 million for the nine months ended September 30, 2012.

Non-Interest Expenses

Total non-interest expenses increased by $9.1 million, or 23.2%, to $48.2 million for the three months ended September 30, 2012 from $39.1 million for the three months ended September 30, 2011. Compensation and fringe benefits increased $3.5 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisition of Brooklyn Federal, and normal merit increases. Occupancy expense increased $1.5 million due to costs associated with expanding our branch network and our new operations center. Data processing expenses increased $998,000 primarily due to the growth in the number of branches and customer accounts. In addition, our FDIC insurance premium increased $1.5 million as the FDIC reclassified Investors Bank as a large institution from a small institution which increased our assessment rate.

Total non-interest expenses increased by $29.9 million, or 25.4%, to $147.5 million for the nine months ended September 30, 2012 from $117.7 million for the nine months ended September 30, 2011. Compensation and fringe benefits increased $11.9 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisition of Brooklyn Federal, as well as normal merit increases and $1.4 million in acquisition related expenses associated with Brooklyn Federal. Occupancy expense increased $5.1 million as a result of a one-time charge of $3.0 million for the early termination of certain leased facilities and the costs associated with expanding our branch network. Data processing expenses increased $4.4 million primarily due to increased volume of accounts and a one-time charge of $1.5 million for the termination of a Brooklyn Federal data processing contract. Professional fees increased $4.0 million which included $2.5 million in legal and consulting costs associated with the Brooklyn Federal acquisition.

Income Taxes

Income tax expense was $15.9 million for the three months ended September 30, 2012, representing a 39.42% effective tax rate compared to income tax expense of $12.4 million for the three months ended September 30, 2011 representing a 38.36% effective tax rate.

Income tax expense was $41.9 million for the nine months ended September 30, 2012, representing a 38.35% effective tax rate compared to income tax expense of $33.7 million for the nine months ended September 30, 2011 representing a 36.90% effective tax rate.

Balance Sheet Summary

Total assets increased by $778.6 million, or 7.3%, to $11.5 billion at September 30, 2012 from $10.70 billion at December 31, 2011. This increase was largely the result of net loans, including loans held for sale, increasing $521.0 million to $9.33 billion at September 30, 2012 from $8.81 billion at December 31, 2011 and a $277.3 million increase in available for sale securities to $1.26 billion at September 30, 2012 from $983.7 million at December 31, 2011.

Net loans, including loans held for sale, increased by $521.0 million, or 5.9%, to $9.33 billion at September 30, 2012 from $8.81 billion at December 31, 2011. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the nine months ended September 30, 2012, Investors Home Mortgage Co. originated $1.16 billion in residential mortgage loans of which $630.0 million were for sale to third party investors and $531.2 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months ended September 30, 2012, we purchased loans totaling $496.3 million from these entities. In addition, we acquired $177.5 million in loans from Brooklyn Federal and subsequently sold $49.4 million of commercial real estate loans and an additional $37.9 million of commercial real estate loans on a pass through basis to a third party.

For the nine months ended September 30, 2012, we originated $678.4 million in multi-family loans, $353.4 million in commercial real estate loans, $74.7 million in commercial and industrial loans, $53.9 million in consumer and other loans and $31.8 million in construction loans.

At September 30, 2012, total loans were $9.42 billion and included $4.89 billion in residential loans, $2.30 billion in multi-family loans, $1.61 billion in commercial real estate loans, $259.7 million in construction loans, $229.9 million in consumer and other loans and $121.0 million in commercial and industrial loans.

Securities, in the aggregate, increased by $176.6 million, or 13.9%, to $1.45 billion at September 30, 2012, from $1.27 billion at December 31, 2011. The increase in the portfolio was primarily due to the purchase of $524.1 million of agency issued mortgage backed securities, and the purchase of $3.0 million in US government and agencies, partially offset by sales, normal pay downs or maturities during the nine months ended September 30, 2012.

Goodwill increased $17.2 million primarily as a result of the Brooklyn Federal acquisition. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $15.0 million from $116.8 million at December 31, 2011 to $131.8 million at September 30, 2012 as a result of an increase in our level of borrowings. There was a $1.3 million reduction in bank owned life insurance as a result of death benefit payouts.

Deposits increased by $530.3 million, or 7.2%, to $7.89 billion at September 30, 2012 from $7.36 billion at December 31, 2011. This was attributed to an increase in core deposits of $975.1 million or 24.3%, partially offset by a $444.8 million decrease in certificates of deposit.

Borrowed funds increased $105.5 million, or 4.7%, to $2.36 billion at September 30, 2012 from $2.26 billion at December 31, 2011 to fund our asset growth.

Stockholders' equity increased $81.2 million to $1.05 billion at September 30, 2012 from $967.4 million at December 31, 2011. The increase is primarily attributed to the $67.4 million of net income for the nine months ended September 30, 2012 and $7.6 million as a result of the acquisition of Brooklyn Federal. In addition, stockholders' equity was positively impacted by other comprehensive income of $8.2 million and $4.4 million in ESOP and stock based compensation expenses. This was partially offset by the declaration of a cash dividend of $0.05 per common share that resulted in a decrease of $5.6 million in stockholders' equity.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of September 30, 2012 eighty-seven branch offices located throughout northern and central New Jersey and New York.

Earnings Conference Call October 26, 2012 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Friday, October 26, 2012 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on October 26, 2012 from 1:00 p.m. (ET) through January 25, 2013, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10019465. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2012 and December 31, 2011

	September 30,	December 31,
Assets	2012	2011
	(In thousands)
Cash and cash equivalents	$120,403	90,139
Securities available-for-sale, at estimated fair value	1,260,977	983,715
Securities held-to-maturity, net (estimated fair value of
$206,028 and $311,860 at September 30, 2012
and December 31, 2011, respectively)	187,042	287,671
Loans receivable, net	9,303,919	8,794,211
Loans held-for-sale	30,134	18,847
Federal Home Loan Bank stock	131,799	116,813
Accrued interest receivable	40,323	40,063
Other real estate owned	8,377	3,081
Office properties and equipment, net	79,010	60,555
Net deferred tax asset	136,569	133,526
Bank owned life insurance	111,678	112,990
Intangible assets	56,442	39,225
Other assets	13,456	20,749
Total assets	$11,480,129	10,701,585
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,892,301	7,362,003
Borrowed funds	2,361,000	2,255,486
Advance payments by borrowers for taxes and insurance	57,772	43,434
Other liabilities	120,441	73,222
Total liabilities	10,431,514	9,734,145
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 111,905,861 and 110,937,672 outstanding
at September 30, 2012 and December 31, 2011, respectively	532	532
Additional paid-in capital	532,886	536,408
Retained earnings	623,498	561,596
Treasury stock, at cost; 6,114,419 and 7,082,608 shares at
September 30, 2012 and December 31, 2011, respectively	(73,816)	(87,375)
Unallocated common stock held by the employee stock
ownership plan	(31,551)	(32,615)
Accumulated other comprehensive loss	(2,934)	(11,106)
Total stockholders' equity	1,048,615	967,440
Total liabilities and stockholders' equity	$11,480,129	10,701,585

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$111,908	110,933	334,438	323,251
Securities:
Government-sponsored enterprise obligations	1	1	13	268
Mortgage-backed securities	7,112	7,164	23,530	22,309
Equity securities available-for-sale	4	—	10	—
Municipal bonds and other debt	1,426	1,319	3,939	3,947
Interest-bearing deposits	9	7	30	30
Federal Home Loan Bank stock	1,415	1,124	4,069	3,100
Total interest and dividend income	121,875	120,548	366,029	352,905
Interest expense:
Deposits	14,882	20,083	49,621	59,904
Secured borrowings	15,056	16,291	45,180	48,675
Total interest expense	29,938	36,374	94,801	108,579
Net interest income	91,937	84,174	271,228	244,326
Provision for loan losses	16,000	20,000	48,000	55,500
Net interest income after provision
for loan losses	75,937	64,174	223,228	188,826
Non-interest income
Fees and service charges	3,586	2,962	12,769	10,544
Income on bank owned life insurance	678	716	1,893	2,432
Gain on loan transactions, net	7,191	2,475	15,874	6,385
Gain (loss) on securities transactions	255	24	286	(294)
Loss on sale of other real estate owned, net	(51)	—	(122)	(106)
Other income	1,046	1,108	2,940	1,314
Total non-interest income	12,705	7,285	33,640	20,275
Non-interest expense
Compensation and fringe benefits	25,221	21,702	76,242	64,376
Advertising and promotional expense	1,852	1,825	5,294	4,591
Office occupancy and equipment expense	7,733	6,274	25,206	20,140
Federal insurance premiums	3,470	1,950	7,370	7,350
Stationery, printing, supplies and telephone	968	694	3,049	2,324
Professional fees	1,707	1,473	7,591	3,632
Data processing service fees	3,093	2,095	10,603	6,159
Other operating expenses	4,173	3,127	12,193	8,995
Total non-interest expenses	48,217	39,140	147,548	117,567
Income before income tax expense	40,425	32,319	109,320	91,534
Income tax expense	15,936	12,398	41,924	33,730
Net income	$24,489	19,921	67,396	57,804
Basic earnings per share	$0.23	0.19	0.63	0.53
Diluted earnings per share	0.23	0.19	0.62	0.53
Weighted average shares outstanding:
Basic	107,409,451	107,596,260	107,347,608	108,212,113
Diluted	108,276,407	107,913,971	107,937,805	108,414,970

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2012			September 30, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 92,862	$ 9	0.04%	$ 71,115	$ 7	0.04%
Securities available-for-sale	1,275,615	5,413	1.70%	733,981	4,034	2.20%
Securities held-to-maturity	203,206	3,129	6.16%	334,077	4,450	5.33%
Net loans	9,270,611	111,909	4.83%	8,674,897	110,933	5.12%
Federal Home Loan Bank stock	130,243	1,415	4.35%	117,023	1,124	3.84%
Total interest-earning assets	10,972,537	121,875	4.44%	9,931,093	120,548	4.86%
Non-interest earning assets	480,614			414,458
Total assets	$ 11,453,151			$ 10,345,551

Interest-bearing liabilities:
Savings	$ 1,592,999	$ 2,049	0.51%	$ 1,239,835	$ 2,457	0.79%
Interest-bearing checking	1,519,683	1,616	0.43%	1,067,040	1,520	0.57%
Money market accounts	1,317,460	1,940	0.59%	924,134	1,792	0.78%
Certificates of deposit	2,990,445	9,277	1.24%	3,402,311	14,314	1.68%
Borrowed funds	2,332,309	15,056	2.58%	2,292,256	16,291	2.84%
Total interest-bearing liabilities	9,752,896	29,938	1.23%	8,925,576	36,374	1.63%
Non-interest bearing liabilities	660,110			474,563
Total liabilities	10,413,006			9,400,139
Stockholders' equity	1,040,145			945,412
Total liabilities and stockholders' equity	$ 11,453,151			$ 10,345,551

Net interest income		$ 91,937			$ 84,174

Net interest rate spread			3.22%			3.23%

Net interest earning assets	$ 1,219,641.00			$ 1,005,517.00

Net interest margin			3.35%			3.39%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.13	X		1.11	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Nine Months Ended
	September 30, 2012			September 30, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 89,622	$ 30	0.04%	$ 69,241	$ 30	0.06%
Securities available-for-sale	1,236,217	17,358	1.87%	653,721	11,212	2.29%
Securities held-to-maturity	235,236	10,134	5.74%	391,692	15,312	5.21%
Net loans	9,075,804	334,438	4.91%	8,348,747	323,251	5.16%
Federal Home Loan Bank stock	123,176	4,069	4.40%	99,390	3,100	4.16%
Total interest-earning assets	10,760,055	366,029	4.54%	9,562,791	352,905	4.92%
Non-interest earning assets	475,651			409,741
Total assets	$ 11,235,706			$ 9,972,532

Interest-bearing liabilities:
Savings	$ 1,496,073	$ 6,011	0.54%	$ 1,219,757	$ 7,451	0.81%
Interest-bearing checking	1,398,196	4,965	0.47%	1,023,017	4,343	0.57%
Money market accounts	1,280,361	6,099	0.64%	879,181	5,200	0.79%
Certificates of deposit	3,202,657	32,546	1.35%	3,393,706	42,910	1.69%
Borrowed funds	2,219,414	45,180	2.71%	2,072,639	48,675	3.13%
Total interest-bearing liabilities	9,596,701	94,801	1.32%	8,588,300	108,579	1.69%
Non-interest bearing liabilities	627,981			455,947
Total liabilities	10,224,682			9,044,247
Stockholders' equity	1,011,024			928,285
Total liabilities and stockholders' equity	$ 11,235,706			$ 9,972,532

Net interest income		$ 271,228			$ 244,326

Net interest rate spread			3.22%			3.23%

Net interest earning assets	$ 1,163,354			$ 974,491

Net interest margin			3.36%			3.41%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.11	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2012	2011

Return on average assets	0.86%	0.77%
Return on average equity	9.42%	8.43%
Return on average tangible equity	9.96%	8.79%
Interest rate spread	3.22%	3.23%
Net interest margin	3.35%	3.39%
Efficiency ratio	46.08%	42.80%
Non-interest expense to average total assets	1.68%	1.51%
Average interest-earning assets to average
interest-bearing liabilities	1.13	1.11

	For the Nine Months Ended
	September 30,
	2012	2011

Return on average assets	0.80%	0.77%
Return on average equity	8.89%	8.29%
Return on average tangible equity	9.41%	8.65%
Interest rate spread	3.22%	3.23%
Net interest margin	3.36%	3.41%
Efficiency ratio	48.40%	44.48%
Non-interest expense to average total assets	1.75%	1.57%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.12

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	September 30,	December 31,
	2012	2011

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.25%	1.46%
Non-performing loans as a percent of total loans	1.44%	1.72%
Allowance for loan losses as a percent of non-accrual loans	108.79%	82.44%
Allowance for loan losses as a percent of total loans	1.39%	1.32%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	12.86%	13.07%
Tier 1 risk-based capital (to risk weighted assets) (1)	11.61%	11.81%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.14%	8.21%
Equity to total assets (period end)	9.13%	9.04%
Average equity to average assets	9.00%	9.26%
Tangible capital (to tangible assets)	8.69%	8.71%
Book value per common share	$ 9.64	$ 8.98

Other Data:
Number of full service offices	87	81
Full time equivalent employees	1,058	959

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama, +1-973-924-5105, dcama@myinvestorsbank.com